Exhibit (a)(22)



                 Australian Securities & Investments Commission
                   Corporations Law Section 730 - Declaration


Pursuant to subsection 730(1) of the Corporations Law ("Law") the Australian Securities and Investments Commission ("Commission") declares that Chapter 6 of the Law applies in relation to the person named in Schedule A in the case referred to in Schedule B as if Subsection 701(2)(c)(ii) were modified by replacing the words "one month" with the words "five days".


                                   Schedule A
              UUNET Holdings Australia Pty Limited ACN 085 531 684

                                   Schedule B

A takeover scheme by the Offeror in relation to fully paid ordinary shares and American Depositary Shares representing fully paid ordinary shares in OzEmail Limited ACN 066 387 157 in respect of which a Part A statement was registered by the Commission on 23 December 1998.


Dated 16 February 1999.


 /s/ Neil Johnson
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Signed Neil Johnson
delegate of the Australian Securities and Investments Commission